Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

2011 FOURTH QUARTER EARNINGS CONFERENCE CALL

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Speakers:

PHILIP K. ASHERMAN,

President and Chief Executive Officer, CB&I

LASSE PETTERSON,

Chief Operating Officer, CB&I

DAN McCARTHY,

President, Lummus Technology

RON BALLSCHMIEDE,

Chief Financial Officer, CB&I

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5:00 p.m. to 6:04 p.m., Eastern Time

Tuesday, February 23, 2012

OPERATOR:	Good afternoon. My name is Holly, and I will be your OPERATOR today. At this time, I would like to welcome everyone to the CB&I Fourth Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press Star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and the SEC filing.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO at CB&I. Sir?

PHILIP ASHERMAN:	Good morning, and thank you for joining us as we report Chicago Bridge & Iron’s results for the fourth quarter of 2011 and our full year’s performance.

With me today are CB&I’s Chief Operating Officer, Lasse Petterson, who will report on the activities in our Project Engineering and Construction as well as our Steel Plate Structures sectors; Dan McCarthy, President of Lummus Technology, reporting on that sector’s results and outlook; and our Chief Financial Officer, Ron Ballschmiede, who will summarize our fourth quarter and year-end financial results. After some brief comments by each of us, we will open the call for your questions.

But before we get into our operational and financial results, a metric which is equally important and which speaks to the qualitative aspects of our company, is CB&I’s relentless focus on the safety of our technical and engineering staff, our project management, our craft labor and subcontractors on all of our projects in our fabrication facilities, offices, and laboratories around the world.

For 2011, I am very proud to report that we continue to have an outstanding safety record. We executed more than 57 million man hours and achieved a lost time incident rate of 0.02%, which means statistically that we experienced only a single lost time incident for every 12 million hours worked, and that’s some of the most remote regions and challenging circumstances around the world. And we strongly believe that this is important to our shareholders because it’s not only the right thing to do but gives us a tremendous competitive advantage in exceeding customer expectations, recruiting and retaining talent, and essentially setting a rigorous standard by which our customers and certainly our employees measure our performance.

So, in summarizing 2011 results and as my colleagues will now discuss in further detail, I am pleased to report that our year ended with backlog up over 30% from 2010. Revenue is up 25%, and earnings are up 25% as well. Cash balance has increased significantly, and debt was reduced by $40 million.

Overall, margin levels performed as expected last year, and we are very encouraged by the new awards in the fourth quarter and during the past 2 months in setting the pace for what we expect to be a solid year in the development of energy projects, the continuing demand for additional storage capacity, and our strong position in providing proprietary technology solutions for oil and gas customers around the world.

We also remain confident in the guidance we provided during our Investor Day last November and anticipate another solid year ahead for Chicago Bridge & Iron Company.

I will now turn the call over to Lasse to give you the color around the current backlog and new awards for our Project Engineering and Construction sector as well as our Steel Plate Structures businesses. Lasse?

LASSE PETTERSON:	Thank you, Phil. Good afternoon.

As in the last earnings call, I will give my comments on new awards this quarter and then provide a brief update on some of our larger ongoing projects, but first, I would like to, as Phil, start with safety.

Safety is our first priority, and our safety culture is founded on our goal of nobody gets hurts at CB&I. We executed more than 57 million work hours last year and with a lost time incident rate of 0.02%, which means we just had one lost time incident for every 12 million hours worked, and these numbers are commendable and comes as a result of diligent work from all our employees on all CB&I projects and location. And again, our goal is, and will always be, to have no one hurt working on any of our project sites, fabrication yards, labs, or offices.

Now let me turn to focus to new awards. Our fourth quarter new awards total approximately $775 million U.S. dollars, which included several contracts for conventional storage tanks in the U.S. and Canada, in addition to a number of smaller and medium sized engineering construction projects. Typically, we book between $2 and $2.5 billion U.S. dollars per year of these smaller and medium sized projects, which provide us with a steady and reoccurring revenues year over year.

In addition, we announced earlier in the first quarter of this year the award of the Kearl expansion contract in Canada, valued in excess of $750 million U.S. dollars. We were also awarded the Freeport LNG FEED contract for two 4.4 million tons per annum process trains at the existing Freeport LNG import facilities, which brings our current active LNG FEED and pre-FEED studies to five, including the previously announced Browse, Arrow, Yamal, and Shtokman studies.

Also in January, we were awarded the FEED for the topside processing facilities on the Luva platform in the Norwegian sector of the North Sea. In total, our new awards in 2011 were $6.8 billion U.S. dollars, and with the new awards already announced for the first month of this year, we are off to a good start for 2012.

Moving to our existing projects, our backlog now stands at approximately $10 billion U.S. dollars, comprised of both large and small projects and with a good balance between reimbursable and lump sum contracts.

Starting with our Projecting Engineering and Construction business sector, formerly known as CB&I Lummus, the construction work at REFICAR’s new 150,000 barrels per day refinery in Cartagena, Colombia, is progressing well. Engineering has been executed in our Houston office over the last 2 years, and fabrication of 84 process modules is underway at our yard in Beaumont, Texas. We have received and erected over 100 large process towers and other equipment at this site in Cartagena, and the first process modules from Beaumont has been received and installed. Our manpower at this site currently exceeds 4,500.

In Canada, as stated earlier, we were awarded the additional contract in January on Kearl, in excess of $750 million U.S. dollars, for the expansion of the production facilities. The existing Kearl Oil Sands Project is making steady progress, and our client has experienced some permitting challenges for transportation of client supplied equipment modules through Idaho and Montana; however, we anticipate that the client will receive these modules shortly, and we will proceed to complete the project.

In Yokohama, the FEED work for Browse and Arrow LNG liquefaction facilities are on schedule for completion in the second quarter of 2012. On Browse, this will include submission of an EPC price for the full LNG plant development.

In London, the FEED engineering work on the Yamal project in Russia is also on schedule, and we anticipate continuing our engagement on the project, preparing for the later execution phases.

As I mentioned a few moments ago, we have recently been awarded a FEED for the Freeport LNG Liquefaction trains, and it is an important milestone for us. We will be signing new processing trains for an existing U.S. LNG import terminal, changing it to an export facility, which would product LNG from abundant sources of conventional and shale gas. All of these studies and FEED projects offer us encouraging opportunities for additional EPC work from 2012 and beyond.

In Papua New Guinea, Exxon’s gas conditioning plant in the Highlands, we are in full swing driving piles and building the foundations for the process equipment.

And in the U.S. construction is nearing completion on the 200 million standard cubic foot processing plan at Occidental’s Elk Hills Field in California, and construction work has commenced at Dominion’s gas processing plant in West Virginia, which will receive gas from the Marcellus and Utica shale gas fields.

Regarding offshore projects, in the U.K., the engineering work for Nexen’s two platforms on the Golden Eagle Field is on schedule. We currently have more than 400 engineers working on this project. With the Luva FEED award I mentioned earlier, we will be continuing to expand the position in offshore oil and gas and specifically the North Sea, where we see a resurgence of new project opportunities.

Shifting to our Steel Plate Structures business sector, in the Middle East, the GASCO project in Abu Dhabi, where we are constructing eight storage tanks, six cryogenic tanks, and tow naphtha storage tanks, is progressing ahead of schedule. Construction is approximately 80% complete.

Additionally, we have several large conventional storage tank projects underway in Abu Dhabi and Saudi Arabia, including 90 tanks as part of Takreer’s refinery expansion project. Construction and fabrication are in progress and scheduled to be completed in 2012.

A highlight last year was signing the $2.3 billion, U.S. dollar, contract with Chevron for the mechanical, electrical, and instrumentation construction works, building the three LNG process trains on the Gorgon Project in Australia.

The main volume of construction work performed in 2013 and ‘14, at peak, some 3,000 CB&I employees will be engaged on this project, and the majority of project staff and craft will come from our current Australian organization, complemented with some additional resource from our deep and worldwide pool of experienced LNG project personnel. We have mobilized the core project management team in Perth and are deeply engaged compiling the detailed construction plans for this mega project.

On Barrow Island, construction of the two Gorgon LNG tanks has started. We have poured the foundations for both tanks, and tank shell and roof construction has begun. Our safety performance on the Island has been exemplary, with zero lost time and zero recordable incidents.

In Papua New Guinea, we are building the LNG storage tanks for Exxon’s LNG project on the coast at Port Moresby. The gas from the PNG gas plant in the highlands will be processed here and then shipped to market. The LNG tank foundations have been poured, shell construction has begun, and prefabricated structures and equipment are being delivered from our yard in Thailand.

I will close by saying that our end markets are continuing to provide us with new opportunities as seen by the recent awards and as demonstrated by our work on all these projects, CB&I has the ability to participate globally across the entire oil and gas value chain.

I will now hand it over to Dan to comment on Lummus Technology.

DAN McCARTHY:	Thank you, Lasse, and good afternoon.

Lummus Technology enjoyed another strong quarter in new awards, warnings, and cash flow. Awards were in the range of $150 million. Improvement in heat transfer equipment sales as well as strong catalyst sales contributed to this result.

I will provide some detail on some of the larger awards. In January of this year, we issued a press release announcing two large heater contracts. One was signed in December and the other in January. In both of these contracts, we will supply refinery process heaters to hydroprocessing projects in Russia. Russia continues to be a strategic region, because in addition to these refinery heaters, we are also pursuing the supply of the pyrolysis heaters for the Rosneft ethylene project.

We contracted for two ethylene pyrolysis heaters in the fourth quarter. These heaters are part of a shale gas driven U.S. ethylene expansion project based on Lummus licensed technology. The license was booked in the prior quarter, and we are optimistic that this project will be executed by PEC.

China continues to be an important market for us with the award of a project to convert methanol to olefins, and in the Middle East, we initiated an isobutane dehydrogenation expansion process package.

As we reflect back on 2011, we will see some very significant shifts in demand for our technologies. While China and Asia Pacific remain robust markets, we have seen increases in project activity in North America and Russia. North America is obviously driven by low feedstock and energy costs, and these are providing us multiple opportunities in natural gas processing, ethylene, and propylene.

In Russia, we continue to see opportunities to upgrade refiners with our technology portfolio, but we also see a substantial shift in capital investment emphasis towards petrochemicals.

For 2012, we project continued strength in our key businesses. Gas processing has the potential to deliver multiple projects. For the large projects, CB&I will maximize its value proposition by leveraging its proprietary process technology and its project execution capabilities. Lummus Technology will address smaller gas plant opportunities by offering its proprietary technology as a standardized modular solution.

Ethylene, propylene, and butadiene projects will drive our petrochemical activities. These projects can be expected not only in North America and Russia but also in the Middle East, Asia Pacific, and China. Our traditional ethylene business will generate additional revenue opportunity by ethylene pyrolysis heater supply. There are three projects started in previous years and based on Lummus ethylene licenses that already fit into this category.

The refinery sector is also providing more project opportunities as a result of FEED and product shifts as well as increased utilization due to plant closures.

Before closing, I would like to make a brief comment on Lummus Technology’s fourth quarter earnings. Although Ron will go through the numbers in detail, you may have noted a sharp increase in Lummus Technology’s earnings. Part of this increase comes from CLG through the equity income line, and part is through consolidated operations. In both cases, however, the primary explanation is increased catalyst sales.

Gross profit recognition is taken at the time of catalyst shipment, and since some large shipments took place in the fourth quarter, it resulted in a substantial increase in period earnings.

In closing, I would summarize by saying that we feel our business is well positioned to capitalize on the strong project opportunities in our technology fields.

Thank you and I will turn it back to Phil.

PHILIP ASHERMAN:	Thank you, Dan. Ron, let’s look at the financial results.

RON BALLSCHMIEDE:	Well, thanks, Phil, and good afternoon, everyone. With that overview of our major sector activities and our markets around the world, let me take you through our financial performance for another strong quarter and strong year.

Revenue for the fourth quarter was $1.3 billion, up $307 million or 32% from the fourth quarter of 2010. Full year revenues totaled $4.6 billion, up from $3.6 billion in 2010 or 25%. The quarter and year revenue increases were consistent with our expectations, reflecting the increase in construction activities on our large Steel Plate Structures and Project Engineering and Construction projects awarded in late 2009 and increasing revenues from Lummus Technology.

We previously announced our 2012 revenue guidance range of $5.2 to $5.6 billion, which is an indicative increase of almost 20% based upon the midpoint of our guidance. This revenue growth reflects the continued ramp up of our large awards and our higher opening backlog. Our 2012 revenue burn is anticipated to be 40 to 45% of our December 31st, 2011, backlog of $9 billion. This backlog burn compares to approximately 50% for 2011 and reflects the increase in our long duration 2011 new awards, the largest of which is our multiyear $2.3 billion Gorgon MEI project announced in the third quarter.

Finally, with our strong backlog position, we expect our 2012 first quarter venue to be generally consistent with our 2011 fourth quarter and increase sequentially each quarter throughout 2012. Our gross profit for the fourth quarter was $147 million, compared to $130 million in 2010. The full year gross profit of $570 million or 12.5% of revenues reflects a $78-million increase over 2010, with each of our sectors enjoying significant revenue, gross profit, and operating income growth.

Selling and administrative expenses remain well controlled, decreasing to 4% of revenues for the fourth quarter and 4.5% for the full year. The most significant component of the period over period absolute dollar increase in selling and administrative expense was attributable to our December 2010 acquisition of the remaining 50% interest in CDTECH, a previously unconsolidated joint venture. We expect our 2012 selling and administrative expense to be in the range of 4% of revenues, with the same historical variations driven by items such as higher stock based compensation cost in the first quarter.

As an important reminder when thinking about stock based compensation cost, GAAP requires certain stock based compensation to retiree eligible participants to be expensed in the quarter in which the awards are made. CB&I’s long term incentive compensation awards predominantly occur in the first quarter.

In 2011, the aforementioned accounting resulted in over half of our full year stock based compensation expense recorded in the first quarter predominantly classified as S&A. Said another way in terms of dollars, the expense in the first quarter of 2011 incrementally exceeded the stock based comp and expense in each of our second, third, and fourth quarters by approximately 10 cents per share. We would expect this accounting seasonality, if you will, to continue into the future.

The variance in our equity earnings between years reflects the previously discussed consolidation of CDTECH’s results, subsequent to December 31st, 2010, offset by increased equity earnings of our remaining Lummus Technology joint venture, CLG. CLG’s results improved in the quarter and the year, reflecting the refinery related market improvements which Dan spoke to earlier in the call.

Fourth quarter operating income totaled $99 million, our second best quarter on record, or 7.9% of revenues. The full year operating income of $355 million, an all-time high, also reflects a 17% increase over our 2010 results. Over the trailing 3-year period, our operating margin has totaled 7.6% of revenues, reflecting the quality of our backlog, solid execution, and the relative contribution of each of our sectors.

Our net interest expense decreased by $8.5 million to $3.2 million, reflecting lower interest expense on lower borrowings, higher interest on higher cash balances, and a favorable interest expense reduction for the resolution of tax contingencies; our income tax rate of 28.1% for the quarter and 27.5% for the full year essentially unchanged from the prior year. We expect our 2012 effective income tax rate to be in the normalized range of 28% to 32%, reflecting the changing geography of our backlog to higher tax rate jurisdictions.

Our net income attributable to noncontrolling interest or minority interest did not have a significant impact on our 2011 financial results; however, as we have previously discussed, we do expect this to change going forward.

Minority interest from our two large projects with 35% partners, specifically Gorgon MEI and the PNG gas plant and other majority owned subsidiaries, is expected to increase significantly in 2012. While cost reimbursable projects like Gordon MEI and PNG generally provide owners with greater influence over the timing of when we perform our work, we currently expect our 2012 minority interest will be in the $25 million range.

The summation of all that results in fourth quarter net income of $70 million or 70 cents per diluted share and earnings per share for the full year of $2.55, an all-time record high for the third consecutive year. EBITDA totaled $117 million for the fourth quarter and $425 million for the year or 9.3% of revenue for both periods. Finally, as a reminder, in November of 2011, we provided EPS guidance for 2012 of $2.75 to $3.05 per share.

Phil, Lasse, and Dan spoke to our new awards and prospect activity, so I’ll provide just some overall comments. Our new awards for the fourth quarter totaled $772 million and $6.8 million for the full year, which provides us with a full year of book-to-burn of $1.5X.

We announced major new awards in the quarter which totaled just over $100 million with a balance of approximately $650 million from smaller projects and contract growth spread nicely around the world amongst our sectors and project types.

Our prospects going into 2012, including our already announced $750 million new award for the Kearl project, provide us with confidence in our new award guidance of $5.5 to $7 billion for 2012.

Our backlog totaled $9 billion at the end of the year compared to $6.9 billion at the beginning of the year. As I mentioned previously, our 2012 backlog burn is expected to be 40% to 45%, and based upon the midpoints of our new award and revenue guidance, we expect to grow our backlog again in 2012.

Now let me take you through the sectors’ Q4 results. Each of our sector’s fourth quarter and full year results were within our expected annual range of operating results, which we have discussed previously; specifically, our performance expectations, our operating income in the range of 7% to 10% for Steel Plate Structures, 3% to 6% for PEC, and annual operating income for Lummus Technology in the $100-million range.

Steel Plate Structures reported fourth quarter and full year 2011 revenue of $476 million and $1.8 billion, respectively, an increase of 19% and 26% over the prior periods. Our major LNG and other storage tank backlog, together with our 2011 $2.3-billion Gorgon LNG MEI new award, is expected to provide additional double-digit revenue growth in 2012.

Operating income totaled $40 million or 8.3% of revenues for the fourth quarter and $167 million or 9.2% for the full year. Our 2011 operating results generally benefitted from higher revenue volume and better cost recoveries from increased construction activities, partially offset by higher precontract and selling and administrative costs.

Project Engineering and Construction, or PEC, revenues totaled $654 million in the fourth quarter, up $192 million, a strong 42% increase over 2010. For the full year, PEC’s revenues increased 20% to $2.3 billion. The revenue increase for both the quarter and the year was driven by greater construction activities on our Colombia refinery, PNG, U.S. gas processing, and oil sands projects.

Income from operations totaled $29.5 million or 4.5% of revenues in the fourth quarter of 2011, compared to $18.3 million or 4% in 2010. For the full year, income from operations totaled $91.6 million or 4% of revenues.

Again, our 2011 operating results benefitted by the additional volume of work, somewhat offset on the percentage of revenue basis because of higher percentage of revenues generated from our cost reimbursable projects and higher precontract and S&A spend.

Finally, as Dan mentioned, Lummus Technology had a strong quarter, reporting operating income of $30 million, up slight from the fourth quarter of 2010. Full year operating income totaled $96.3 million, up $10 million or 12% over the prior year.

Fourth quarter and year-to-date revenues and operating results benefitted from the aforementioned acquisition and subsequent consolidation of CDTECH; additionally, Dan previously mentioned that an improving refinery market, particularly around catalyst sales and the continued strength of petrochemical demand.

Now a few comments on our balance sheet, cash flow, and other financial matters, as we have many positive developments in the quarter. Our balance sheet and liquidity remain strong with a cash balance of $672 million, up $132 million from the end of the third quarter and up $190 million from the beginning of the year, reflecting our strong 2011 operating performance. This strong cash reflects investments in growing our business through capital expenditures of $41 million and paying down our term debt by $40 million. In addition, we returned $155 million of cash to our shareholders through $135 million of stock repurchases and $20 million of cash dividends. Fourth quarter stock repurchases and cash dividends totaled $40 million.

We continue to have no revolver borrowings with net cash of $632 million. Our term debt balance at the end of 2012 was $40 million, with the final installment due in November of this year.

One additional milestone I would like to point out is our shareholders’ equity at the end of the year was $1.2 billion. Our investment and contract capital reflecting the combined balances of receivables, contracts in process, and accounts payable stands at a negative $701 million at the end of the year compared to $656 million at the beginning of the year.

With respect to capital investment, I previously mentioned that our 2011 CapEx totaled $41 million, and we expect our 2012 capital expenditures to be between $65 and $75 million. The increase reflects investments to expand and improve the efficiencies of our catalyst fabrication operations of CDTECH and the anticipated equipment necessary to deliver the construction phases of our backlog.

In closing, our strong backlog and financial position provides us with the necessary financial flexibility to deliver our projects to the owners and take advantage of the energy market demands for our services. We are well positioned for opportunity to grow our company and to continue to provide strong returns to our shareholders. Phil?

PHILIP ASHERMAN:	Well, thank you all for those reports. We will now open the call to your questions.

OPERATOR:	Thank you. And again, as a reminder, if you would like to ask a question, press Star/1 on your telephone keypad.

And your first question comes from the line of Joe Ritchie, Goldman Sachs.

PHILIP ASHERMAN:	Good afternoon, Joe.

JOE RITCHIE:	Good afternoon, everyone, and congratulations on a great year.

PHILIP ASHERMAN:	Thank you.

JOE RITCHIE:	My first question is, obviously, the awards were a little light this quarter, but I don’t think anybody is going to fault you guys. Backlog is close to record levels, and you’ve got Kearl that you’re booking in the first quarter. But, you know, as we talk to the other E&C companies that have reported, it looks like a lot of the large awards are back half loaded for 2012, and I’m wondering if you guys can give us a little color on the timing of some of these large projects that you could potentially book in the backlog this year.

PHILIP ASHERMAN:	Well, as I said earlier, first of all, we were pretty confident about the guidance we gave. We think those are pretty good targets. As you know, we build our forecast for new awards based on actual projects, not general market conditions, and generally, we’re pretty confident.

I mean, the target, the guidance, the top end of the guidance we had for 2011, but for a few weeks, certainly would have been achieved. But still, going into 2012, we haven’t necessarily seen much moving to the right of some anticipated awards, primarily as they relate to some of the gas processing expansions. Certainly, we were glad to see the start of FEED contract for Freeport, and big projects that you certainly know about that are in the mix, the Browse FEED continuing and other awards, we haven’t seen a lot of movement in our previously anticipated new award forecast.

JOE RITCHIE:	Okay. Well, that’s —

PHILIP ASHERMAN:	I mean nothing that I would say would change our previous outlook.

JOE RITCHIE:	Okay. And maybe you can touch on the opportunity here in North America. Obviously, the Freeport contract was definitely interesting. Are you hearing or having more conversations with other customers on LNG facilities here in the U.S.?

PHILIP ASHERMAN:	Sure. Certainly, we are. That’s a great development that we’ve been seeing over the last couple years, and I think, as we’ve spoken before a couple of years ago, I don’t think — I think a little skepticism whether that would really develop into programs and projects as quickly as it has.

Certainly, [indiscernible] and I think Freeport is solidly taking their place in the queue with a very aggressive approach to the amount of capacity they plan to build in Texas, and certainly there are others. So we anticipate there are at least three or four very interesting and developed export facilities being talked about right now, and we anticipate that the ones going forward, we certainly will have some opportunity.

JOE RITCHIE:	Okay, that’s great. I guess one last question; KBR mentioned earlier in Australia that they’ve started to notice the development of some labor shortages. I was wondering if that’s starting to impact your business at all in Australia, and perhaps maybe you can comment as well on potentially Steel Plate opportunities for some of the other projects that are still in the queue there in Australia. Thank you.

PHILIP ASHERMAN:	I will let Lasse talk to you about — a little more of the detail about what we’re doing at Gorgon. Of course, that’s a big push in terms of labor, but just let me generally say that the work we’re doing on the LNG tanks and a variety of projects are going very well. That’s a different labor requirement. Certainly, we have the opportunity to get out early on those tank jobs. So, on the tank portion of the work, which is considerable, we haven’t experienced no measurable labor issues there.

Of course, it is a challenge, and the labor is expensive, but I think it’s also in the mix. And we’re doing, I think, some very good things around the world to try to effect that mix and get the right talent, just not try to hit the numbers, but why don’t you talk about it a little bit, Lasse, on Gorgon.

LASSE PETTERSON:	Yeah. We haven’t seen any of this materializing yet. As you know, we’ve been in Australia for over 60 years, CB&I, and our plan is to utilize our current employees who have been with us on the North West Shelf, on the Pluto contracts, mechanical contracts, and also on the storage tank contracts. So we have a good following in Australia.

And we will recruit in the Australian market. As you know, the Gorgon construction is mainly in 2013 and ‘14, which is somewhat earlier than some of the other projects that are being talked about.

In addition to that, we can tap into our worldwide resource of construction craft, and employees follow us to various projects in all parts of the world. And most of them speak English well, which is required for visas to Australia, as you know, for craft labor. And we have a large following of Filipino and Thai and North American workers who are very interested in joining us in Australia.

So we have a detailed plan in place for each discipline to mobilize on the Gorgon MEI, and we are currently actively training in recruiting for the project. And as you maybe have picked up earlier on Pluto, we had workers coming from our U.S. craft pool to participate in completion on that Pluto project, so I think we are well positioned to source the projects we are looking at.

PHILIP ASHERMAN:	Yes. I think just as a final point on that, Joe, without belaboring it, is that we already have a well developed, self performed, and direct hire component of our existing model, so we are certainly capitalizing on that, and I am not denying that Australia will continue to be a challenge, but we seem to be hitting the mark as we proceed on these projects.

JOE RITCHIE:	Good point, Phil. I will get back in queue. Thank you.

PHILIP ASHERMAN:	Thank you.

OPERATOR:	And your next question comes from the line of Michael Dudas at Sterne Agee.

PHILIP ASHERMAN:	Good afternoon, Michael.

MICHAEL DUDAS:	Hey, good evening, everybody. Maybe following up on your comments on labor, how do you look at the total professional service engineering craft staff that you have at December 31st, the ability to meet your man hour and backlog needs in ‘12? And if we look out to ‘13 and beyond, you get fortunate to hit some of these big projects, is there a big hiring coming forward, or does acquisitions come into play to target some more professional and craft services?

PHILIP ASHERMAN:	Well, that’s a good point, Michael, and I would say short of a financial transaction, you really have to look at how we have been able to leverage on the collaborations and joint ventures that we have implemented on all these major projects and what we anticipate.

I mean, for example, on Papua New Guinea, we have got a joint venture with Clough, which certainly helps us mitigate the pressures on labor and project management. The same situation on Gorgon with Kentz, it was assume a large part of the responsibility for particularly the electrical and instrumentation phase of the project and other services.

You know, on Browse, Yamal, and Shtokman on the FEED, we have got a great joint venture that’s working together with Chiyoda and Saipem, tremendous resources in those two companies. Of course, our newest example that we announced is Freeport LNG with our 50-50 joint venture with Zachry, and that, I’d have to say that on the top of that, our North Sea work, we are developing great relationships with Kvaerner over there to try to, again, leverage the resources out there, short of a financial transaction.

So I think we feel pretty confident that we are going to be able to put together these teams to address the resource issues as well as mitigate some of the risk, and certainly, in technology, we’ve got a history of that as well, as we see on our joint venture with Chevron. So we are very open to forming these kinds of relationships, leveraging these collaborations, and we think it’s a great concept for — or a great idea for our projects and our customers and certainly our employees.

MICHAEL DUDAS:	I appreciate that comment, and my follow-up, Phil, is, as you look at, say, when you break down your hydrocarbon market opportunities into your kind of six main areas — LNG, refining, gas processing, et cetera, which one area could surprise to the upside in 2012 for new business opportunities, and which one maybe you might be a little bit more cautious or, you know, a little less excited about? Thank you.

PHILIP ASHERMAN:	Well, you know, we’re very excited at the way the market is developing in downstream and chemical jobs and petrochemical work, particularly in gas processing in the United States.

Again, a couple years ago, we saw a major shift in capital development to other parts of the world. This has been a great development and certainly for our market, and I would say just from my perspective — and I will let the rest of the team comment on it, but again, this continuous on capitalizing on the abundance of this natural gas, whether it’s the gas processing and monetizing the liquids out of those developments or if it’s cheaper feedstock to encourage the development of a chemical plant downstream, plants here, and ethylene plants as well as we are seeing on Freeport, the export of LNG. These are major, major projects, and we feel we are pretty well positioned.

So, in terms of how the market has changed relative to a couple years ago, I think that shift is very exciting, because, again, it just adds to our long-term forecast and what we anticipated a couple years ago.

MICHAEL DUDAS:	Excellent. Thank you, Phil.

PHILIP ASHERMAN:	All right, Michael. Thank you.

OPERATOR:	Your next question comes from the line of Rob Norfleet, BB&T Capital Markets.

PHILIP ASHERMAN:	Good afternoon, Rob.

ROB NORFLEET:	Good afternoon. And sounding like a broken record like everyone else, congratulations on another great quarter.

PHILIP ASHERMAN:	We don’t get tired of hearing it, so thank you.

ROB NORFLEET:	I’m sure.

Just a couple quick questions; I guess, first of all, when you look at Steel Plate Structure margins in the quarter, obviously a little below, obviously where they were in Q1 and Q2, and I think last call, you talked about facilities construction cost and development cost that adversely impacted the margins. Did we see some more of that come through in the fourth quarter, or was this just general mix?

PHILIP ASHERMAN:	I would say it’s more general mix. Of course, one of the major projects that aren’t a traditional tank erection job is our Gorgon field activities. That continues to ramp up. That is on a different contractual basis than our fixed price and the rest of them, so that has a bit of an impact on there.

Ron, correct me if I’m wrong, but we didn’t see any structural issues that would affect the margins. It was an incremental and more of mix and the timing of the revenues.

RON BALLSCHMIEDE:	Yeah, I think that’s right. But I think, you know, it’s dangerous to look at the margins in any one particular quarter. We like to talk about that 7% to10% range over a four quarter period, and I think we were right where we expected to be for the full year.

ROB NORFLEET:	Okay, perfect. And as we start, obviously, ramping some of these larger jobs throughout the course of 2012 on an EPC basis, how should we look at a margin trajectory for CB&I Lummus? I mean, obviously the fourth quarter was good. Per your comment, I am not looking at quarter over quarter, because these are very lumpy, but should we start to see a little bit of progression on the margin line in the CB&I Lummus business?

PHILIP ASHERMAN:	I would continue to guide you within that range that we have been providing for, for that business unit. We don’t see any events or any circumstances in either our forecast or the new awards, which would probably lead you to a different answer than what’s already contained in that. That would probably be a good guidance as far as staying within that range for margin forecast.

ROB NORFLEET:	Okay. And last question; is it fair to say on the CB&I, on the Lummus Technology business, are we still forecasting that plus or minus 10% to $100 million in EBITDA on an annual basis?

PHILIP ASHERMAN:	I’d say yes. What do you say, Dan?

[Laughter.]

DAN McCARTHY:	I’m all for it.

PHILIP ASHERMAN:	We’re very encouraged with what we see in technology, and as Dan talked about the opportunities in petrochemicals and certainly the opportunities we’re starting to see in North America, which start in his business, are very encouraging as well as the licensing and the catalyst sales in the various parts of the world. So we’re very encouraged by that, and so I think the 10%, we say plus or minus, but I think certainly — we are certainly forecasting that’s achievable.

LASSE PETTERSON:	And I think Dan may be a little modest. You know, his new awards in 2011 were just outstanding, so that should help us going forward.

ROB NORFLEET:	Absolutely. Well, thanks again, and congratulations.

PHILIP ASHERMAN:	Thank you, Rob.

OPERATOR:	And your next question comes from the line of Jamie Cook, Credit Suisse.

PHILIP ASHERMAN:	Good afternoon, Jamie.

JAMIE COOK:	Hi. Good afternoon, and congrats.

PHILIP ASHERMAN:	Thank you.

JAMIE COOK:	See, because you do a good job, I am going to push on your numbers then.

PHILIP ASHERMAN:	Okay.

JAMIE COOK:	So I guess, you know, Phil or Ron, you know, you ended the year at $2.55, and I think last year when you guys initially guided at your Analyst Day, you were more in the $2.15 to $2.40 dollar range, so I’m looking at your guidance right now. And I’m just wondering what the levers are you see to exceed the $2.75 to $3.05. Is it just timing of awards? Because to some degree as well, you know, awards like you pointed out earlier, you know, don’t seem to be getting pushed to the right, so, you know, I guess, what are the different levels?

PHILIP ASHERMAN:	I think you are right, Jamie. I think it’s a combination of factors. I mean, backlog obviously is current backlog and new awards. So the other part of that equation is how you are forecasting progress on some of the major jobs and certainly some of the reimbursable jobs.

You know that we’ve had — there’s been some issues in getting, for example, Papua New Guinea, which is a big part of our backlog, progress to the point where we add the value, if you will, the credit, if you will, against progress. Similar situation on major jobs, not a financial impact to us but certainly one that affects how we forecast and the timing of revenues this next year, and obviously that is true for 2012. So that is really the challenge.

Again, we don’t anticipate that there is an issue relative to any financial change in our forecast, but the pace of that, I think, has always been the challenge relative to new awards as well as the timing of revenues in our current backlog.

JAMIE COOK:	I guess then — sorry. Go ahead, Ron, if you were going to say something.

RON BALLSCHMIEDE:	I would just add, you know, we certainly are looking for significant double-digit growth in PEC, followed by double-digit growth in the other units, and I think one of the benefits of the sector and the operating income that — a question that even Rob had, I think you should model in where that growth is coming from. And from a revenue standpoint, there is a — you know, the highest growth is coming off our PEC, which is great. We are turning that backlog into operating earnings. So, when you do the math around that, that should help you understand our range a little bit.

PHILIP ASHERMAN:	Yeah. And remember, Jamie, we are going to have first quarter report again in a few weeks. So every few weeks will give us a little more clarity in terms of the timing of these new awards, but that’s how we see it right now.

JAMIE COOK:	Okay. And then just a second question, can you just — you know, obviously markets seem to be getting better, and I know you are not always — a lot of times, you team up with the Asian competition, but could you comment, you know, globally whether — you know, just what you are seeing on as sold margins or tightening of capacity or something, or are you seeing increased hiring trends or E&C companies, you know, hire — you know, you aggressively going after some of your competitors’ contractors? I’m just trying to get a feel for, you know, to what degree the market is picking up.

PHILIP ASHERMAN:	You know, we try very hard to stay out of those predatory pricing markets out there, particularly in some of the Middle Eastern markets on particularly some process type related work, downstream EPC work. But as far as the rest of our end markets, as sold margins seem to be holding; I wouldn’t say there’s any big change up or down in that but certainly sustainable going forward.

JAMIE COOK:	All righty. Thanks. I’ll get back in queue. Congrats.

PHILIP ASHERMAN:	Thank you, Jamie.

OPERATOR:	Your next question comes from the line of Andy Kaplowitz, Barclays Capital.

PHILIP ASHERMAN:	Good afternoon, Andy.

ALAN FLEMING:	Hey, good afternoon, guys. It’s Alan Fleming standing in for Andy today. I appreciate you taking my question.

PHILIP ASHERMAN:	Hello, Alan. Okay.

ALAN FLEMING:	I wanted to touch on the Lummus Tech awards this quarter. You know, they were quite strong, and you guys highlighted strong catalyst sales and refining demand. So I guess my question is, Can we think about this is kind of a run rate in 2012 for those awards? Do we expect them to stay kind of at that elevated level?

PHILIP ASHERMAN:	Dan?

DAN McCARTHY:	Well, I think that this level of $150 might not be exactly the sustainable level, but it’s certainly up significantly from the past where we used to say $100 or $120. So it’s moving up in a — as I said, an upward trajectory, and we are confident that our sales this year will be significantly better than this year — yeah, the last year. Excuse me. I got my years mixed up.
[Laughter.]

PHILIP ASHERMAN:	You certainly have in this case your chances of the tremendous leverage we get out of — you know, our — certainly working capital that we don’t necessarily require in that business that we might in others as well as the tremendous margins we have in that business. So, incrementally, as you talk, the difference between $100 and $150, that’s huge leverage for us, going forward.

ALAN FLEMING:	Okay, thanks. And my follow-up is on the oil sands, if you could kind of touch on what kind of competition you are seeing there. We have heard previously that customers seem to be moving kind of at a more deliberate pace than maybe they had in the last cycle. Can you guys talk about that, what kind of activity you’re seeing and how projects are moving forward there?

PHILIP ASHERMAN:	Yeah. Well, let me touch on that, and then I’ll let Lasse expand. But generally, our oil sands is fairly well concentrated for Imperial — ExxonMobil and Imperial at their development. Certainly, we’ve got opportunities in other developments, as we have as just being a permanent resident, if you will, of that region in Alberta, but certainly, the major part of our backlog in oil sands is concentrated in that project. And they have been very, very aggressive in pursuing their objectives on that program, and we are very pleased that we’ve been a primary contractor, one of the prime contractors on that, but it’s been a good piece of work.

So, when looking forward and you look at that, the work is large. Last year, it exceeded over a billion dollars, I guess, on the first phase of the work, and the expansion, of course, we awarded $750 million. And we think there’s probably ongoing work there too. So, when we talk about oil sands, it’s primarily concentrated on that development. It’s probably concentrated with that client, and we certainly see this as long, durable backlog, just that.

So, generally speaking, there are some opportunities, but again, that’s where the oil sands revenues are going to come from. Lasse, do you want to add to that?

LASSE PETTERSON:	I think you covered it pretty well, Phil. The part that we are involved in is the open pit mining, which are the extraction plants. We have a unique offering where we are offering these on a fixed price, lump sum basis, which nobody else does in the oil sands, and that’s been very attractive to our clients. And we now see other clients that are starting a dialogue with us on the same type offer, scope and contract format.

ALAN FLEMING:	Okay. And if I can squeeze one more in, I think this was alluded to in a previous question, but is there a potential that we could see you guys win a storage or some storage work on the contract in Australia?

PHILIP ASHERMAN:	Well, I don’t know. We haven’t really targeted that one. That’s not in our forecast right now, but certainly, we’ve got a pretty good track record on LNG storage in the other parts — in all the other developments. So that one, I really can’t predict right now, but certainly, our LNG component or LNG storage tank in Australia component is a pretty strong part of our backlog there.

ALAN FLEMING:	Okay. Thanks, guys. Nice quarter.

PHILIP ASHERMAN:	All right, Alan.

OPERATOR:	Your next question comes from the line of Will Gabrielski, Lazard Capital Markets.

PHILIP ASHERMAN:	Hello, Will.

WILL GABRIELSKI :	How’s it going?

PHILIP ASHERMAN:	Good.

WILL GABRIELSKI :	So just a couple of, hopefully, very easy answers for you, but I am curious on CLG, what type of visibility you have there in general, because we see this variability in the number. How far ahead do you actually see?

PHILIP ASHERMAN:	In the visibility of the CLG in terms of —

DAN McCARTHY:	Well, I think that part of the — the answer to that is similar. It’s the same as all the rest of the technology business and our project development cycle is roughly 18 months. So we always have a good view out into the future. Plus, we have a very large component of ratable catalyst sales that supports that business, and that is always linked into refinery turnarounds, which are very predictable.

WILL GABRIELSKI :	Okay.

DAN McCARTHY:	So I hope that answers your question.

RON BALLSCHMIEDE:	It may not be smooth, but it’s relatively predictable.

PHILIP ASHERMAN:	Yes.

WILL GABRIELSKI :	Okay. In terms of the Russian FEED work, the FEED work in Russia that you are working on between Yamal and Shtokman, can you just give a little more detail on how you would prepare to mobilize for projects like that and what your expectation has been and any type of investment you have had to make so far in order to be prepared to do that type of work again?

PHILIP ASHERMAN:	Well, again, I will let Lasse comment on this.
Yamal is probably ahead, certainly, in terms of the actual work that has been done on that FEED, I would have to say, in terms of the pace of the development. This is a paid work that we are engaging in for both of those FEEDs. So it really hasn’t required us to invest, if you will, precontract cost in either one of those, and we fully expect that we will be able to conclude that with an agreement at the end of the FEED. So we haven’t had any cost necessarily that we have invested in those projects.

Anything you want to add to that?

LASSE PETTERSON:	That is correct, and we are here executing our FEED for NOVATEK as a client on Yamal, and as NOVATEK is moving forward with the project, we are optimistic that we will be following on with additional work for the same client. I think that’s the only comment I have.

WILL GABRIELSKI :	Okay.

PHILIP ASHERMAN:	But I would anticipate at the end of that, we would be surprised if there was a tender. It would be certainly our intent to negotiate a contract going into the EPC.

WILL GABRIELSKI :	Okay. In Canada, given your strong position up there in the oil sands right now, how does the LNG market set up for you, you know, both from a liquefaction standpoint or maybe some of the MEI or storage work around the new gas basins that are driving those projects?

PHILIP ASHERMAN:	Well, if you’re talking about the Kitimat specifically, as you know, KBR has the FEED, and I think we fully expect that they will negotiate into the EPC. We would hope that we can provide an offering certainly on the storage facilities, which are substantial on that project. And from an LNG standpoint, that really is the primary LNG opportunity that we see in Canada.

But certainly, in North America, when you talk about the conversion of these export facilities and just anything related to gas and gas processing, we certainly see it very encouraging and are very excited about what we see in front of us.

WILL GABRIELSKI :	Okay. And then lastly on Browse and Arrow, I’m just curious, as those feeds wind down, from a capacity standpoint, how easily you think you will be able to redeploy those higher billing engineer type people into newer FEEDs on projects you are looking at, so just how to develop the pipeline as maybe for other LNG FEEDs later in the year in different geographies.

PHILIP ASHERMAN:	Well, they each have their different pace, as you know. Browse has already come out with what their schedule will be as far as going to EPC by latter part of this year, early 2013. Arrow has, I think, been very public about being after that. So we haven’t seen anything in pooling our resources that we aren’t able to address, and, of course, again, I remind you that we’ve got this wonderful joint venture with our colleagues at Chiyoda and Saipem, which certainly helps us leverage resources from all the major LNG technical centers in the world, including Yokohama and London and certainly Houston.

So right now, certainly, the balance of resources is achievable, and with these joint ventures, I think it gives us a tremendous amount of leverage for our engineering resources.

WILL GABRIELSKI :	All right, great. Thank you very much. Nice job.

OPERATOR:	Your next question comes from the line of Mr. Avi Fisher, BMO Capital Markets.

PHILIP ASHERMAN:	Avi, how are you doing?

AVI FISHER:	She did a good job. She tried hard.

PHILIP ASHERMAN:	I’m sure that’s not the first time.

[Laughter.]

PHILIP ASHERMAN:	You have had very thorough comments, and I just had some quick questions. You are talking about burning 45% of your backlog. That leaves about a billion and a half to get to your revenue guidance. How does that compare to the book-and-burn work you do in prior years?

RON BALLSCHMIEDE:	It’s pretty close. I think if you — I don’t have it in front of me, but if you did the math for last year, you’d find about a billion and a half, give or take, of — that comes out of these small projects that we talk about each quarter. So it’s going to be in that billion and a half, plus or minus a few hundred million dollars each year or for the last several years anyways.

AVI FISHER:	And are most of those small projects in the Steel Plate Structures side, or are they all over the place?

RON BALLSCHMIEDE:	They’re all over the place. They would include some of Dan’s work in technology. They would include a fair amount of engineering services work from our offices around the world, and then the bread-and-butter small Steel Plate Structure work. It’s all the above.

AVI FISHER:	Great. Thanks. And also on backlog, you talked about it growing year over year. Can you sort of drill down a little bit in which segments you expect it to sort of provide the growth? Is it in Steel Plate Structures? Is it in the E&C side?

RON BALLSCHMIEDE:	Sure. I think we don’t get real granular about that, but I would expect backlog growth in each of the three sectors next year.

AVI FISHER:	Both is the easy answer —

RON BALLSCHMIEDE:	All three.

AVI FISHER:	— or all three.

RON BALLSCHMIEDE:	All three.

AVI FISHER:	Gotcha. Thank you. Actually, one other quick question. I wondered if you can talk a little bit — I wasn’t sure what if you said — about the progression of the Freeport LNG contract. Do you expect — do you expect to get the construction on it? Will Zachry do the construction on it, sort of — I’m trying to understand how that might flow.

PHILIP ASHERMAN:	We have been working with them for a little while, obviously, in the development of this and just very, very pleased with how that joint venture has come together, and certainly Zachry, I mean, they’re a great legacy construction company in Texas. I mean, this is a great job for Texas and as well as the owners. So we’re very happy with how all those, all those team members have come together. And as a 50-50 joint venture, we’re committing resources, both on engineering and certainly the construction side. We both share a common, I guess a common heritage on how to execute these projects, and I think that’s why the owners selected us. So we’ve been able to work very together, and we’ve got — as far as the pace of that, I think we certainly anticipate that FEED lasting a good portion of this year before we negotiate into an EPC contract. So we’re very excited about the opportunity. We think this is going to be a very important and critical project for the United States this year.

RON BALLSCHMIEDE:	And, Avi, the other part, maybe your question is, we would expect, sitting here with what we know, whatever the prices on this, generally it will be a 50-50 revenue split also.

AVI FISHER:	On the FEED and on the EPC side?

RON BALLSCHMIEDE:	Correct.

AVI FISHER:	And it would go into EPC next year, pretty much?

RON BALLSCHMIEDE:	They would certainly go into —

PHILIP ASHERMAN:	We also. We’re planning on that.

AVI FISHER:	In 2013. And the feed portion of it, my understanding or I’m just sort of estimating, it is sort of roughly around the minimum you use to — before you press release a project?

PHILIP ASHERMAN:	You know what FEED studies — this is paid effort, and you know what they cost, and I can’t tell you it really moves the needle much. It’s just anticipation of what it really is going to lead to.

AVI FISHER:	Yeah.

PHILIP ASHERMAN:	And we want a nice long — or not long but certainly a thorough FEED study period, and the teams are working together. And we’re all here in Texas, and I think it’s just going to be a great job. And then the owners obviously have been very aggressively in terms of getting all of their pyramiding lined up, and so we’re pretty happy with the way things are coming together.

AVI FISHER:	Gotcha. Thanks very much for your color.

PHILIP ASHERMAN:	Right. Thank you.

OPERATOR:	And we do have time for one more question, and your final question will come from the line of Scott Levine, JPMorgan.

PHILIP ASHERMAN:	Hey, Scott.

SCOTT LEVINE:	Good evening, guys. A quick question on the cash flow, and the cash balance has obviously grown a lot over the last year. And I know you don’t provide guidance on that, but if the expectation is it’s going to grow roughly proportionate with your bookings and your earnings, what thoughts can we think about here with regard to priorities? And if you don’t find a lot out there, if it’s your profile for M&A, I mean, is there a thought that the dividend may come up a little bit or buybacks? Just general thoughts on cash flow deployment with the balance increasing the way it as?

PHILIP ASHERMAN:	You know, I think we certainly talked about it, and all those options are on the table, but certainly, our priorities would be certainly reinvest that in the growth of our company and certainly keeping our balance sheet flexible enough that we can address not only acquisitions as they become available to us in technology and certainly on the engineering construction side. That would be a priority if we could pursue that.

And then other — those other options that you mentioned are certainly on the table, but we are not going to leave it in the bank. We’re going to give our return to our shareholders.

RON BALLSCHMIEDE:	Yeah. And I don’t see any reason why your hypothesis is not correct; in other words, our cash flow will — you know, give, plus or minus, of operating income, we don’t see anything extraordinary in 2012. I mentioned our range of CapEx, and that approximates our D&A, so we should be right in that ball park.

SCOTT LEVINE:	Maybe one follow-on; from an M&A perspective, I mean, is there anything outside of your current capabilities from an end market point of view, whether it’s mining or, you know, technologies that you’re focused on, maybe an update and a little bit more specifics with regard to what you’re targeting from an M&A standpoint?

PHILIP ASHERMAN:	Well, we’re going to stay in our sweet spot, and that sweet spot tends to be around energy, but we’re also going to be smart about it. You know, we’re not going to go out and pay too much in some of the very high multiples we’ve seen very recently for some of these investments. We are going to make sure that it’s got a great return, strategically important for long term and certainly at the right value if we make an acquisition.

So we have those kinds of filters, but again, short of a financial transaction, we are going to leverage our resources through these continuing joint ventures, and certainly, all the options are on the table for return to our shareholders in terms of shared buyback and dividends. And that’s how we’re going to approach it.

SCOTT LEVINE:	All righty. Thanks. Nice quarter.

PHILIP ASHERMAN:	All right. Thanks, Scott.

RON BALLSCHMIEDE:	Thank you.

OPERATOR:	That was the end of our allotted time for questions and answers. I’d like to turn the conference back over to management for closing remarks.

PHILIP ASHERMAN:	Thank you.

Well, in closing, I want to thank all of you for your interest and questions this afternoon. No doubt, we are working hard to retain the confidence of our investors, our customers, and our employees in this truly fast-moving and rapidly developing global energy market.

Part of that answer is CB&I’s ability to continue to capitalize on our global reach, our reputation for safety and reliability, and certainly the leverage from a dedicated and talented workforce. While I am very proud of the company’s performance this past year, I am even more excited by what lies ahead, and I look forward to discussing the opportunities with you as the year unfolds.

So, with that, that will conclude our call. Thank you.

OPERATOR:	And thank you for your participation in today’s conference call. You may now disconnect.